Exhibit 10.18

Execution

TLP MANAGEMENT SERVICES LLC

AMENDED AND RESTATED SAVINGS AND RETENTION PLAN

TLP Management Services LLC, a Delaware limited liability company (the “Company”), has established the TLP Management Services LLC Amended and Restated Savings and Retention Plan (the “Plan”). The plan was initially established on February 26, 2016 and is amended and restated pursuant to the terms hereof, effective as of February 25, 2019 (the “Amendment Effective Date”); provided, however, that prior to the closing of the Merger (as defined below), outstanding awards granted prior to the Amendment Effective Date shall continue to be governed by the terms of the Plan as in effect prior to the Amendment Effective Date (the “Original Plan”).

The purpose of the Plan is to provide for the reward and retention of certain key employees by means of compensation that vests over future service periods.  The benefits provided under the Plan are in addition to any right participating employees may have under other compensatory plans offered by the Company and in which the employee is eligible to participate.  The Plan was initially established under the TLP Management Services LLC 2016 Long-Term Incentive Plan (the “2016 Plan”); however, from and after the closing date of the Merger, the Plan and awards granted under the Plan shall not be subject to the terms and conditions of the 2016 Plan (other than as specifically set forth with respect to certain provisions in this Plan).

ARTICLE 1

Definitions

1.1       Administrator shall mean the Board, or the person or group of persons appointed by the Board to administer the Plan pursuant to Article 5 of the Plan.

1.2       Affiliate shall mean, with respect to any entity, any other entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the entity in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

1.3       Award Agreement shall mean any written award agreement, letter or other written communication issued by the Company pursuant to which an award of Covered Compensation is granted to a Participant.

1.4       Beneficiary shall mean the person(s) or entity(ies) designated to receive payment of Covered Compensation in the event of a Participant's death.  A Participant's Beneficiary designation shall apply to all Covered Compensation Accounts of such Participant and shall be effective when it is submitted in writing to and acknowledged by the Company during the Participant’s lifetime on the Beneficiary Designation form provided in Appendix B of the Plan.  The submission of a properly completed new Beneficiary Designation form shall supersede and cancel all prior Beneficiary designations.  If (a) a Participant fails to designate a Beneficiary, (b)

each person designated as a Beneficiary predeceases the Participant, (c) a Beneficiary disclaims all or a portion of such Participant’s Covered Compensation, (d) the Administrator cannot determine the identity of a Beneficiary or locate a Beneficiary without effort or expense that the Administrator deems unreasonable or excessive, or (e) a dispute arises between Beneficiaries or those claiming to be Beneficiaries of a Participant, then the Administrator shall direct the distribution of such benefits to the Participant’s estate.

1.5       Board shall mean the board of managers of the Company or the managing member of the Company, as applicable, or any successor governing body.

1.6       Business Day shall mean each calendar day, excluding Saturdays, Sundays or other holidays observed by the Company.

1.7       Cause shall mean, unless otherwise expressly set forth in an Award Agreement, that the Participant (a) is convicted of a felony involving theft, fraud, moral depravity or any other conduct that the Board determines materially injures the Company's business or reputation, (b) willfully engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties for the Company diligently and professionally, which remains uncured for a period of thirty (30) days after Participant’s receipt of written notice by the Company, (c) commits any negligent or willful act or omission which causes or constitutes the need for a material restatement of financial results; (d) commits a negligent or willful material violation of any securities, commodities or banking law, any rules or regulations issued pursuant to such laws, or rules and regulations of any securities or commodities exchange or association of which the Company or any Affiliate is a member; or (e) materially violates the terms of any policy of the Company or any Affiliates that has previously been communicated in writing to the Participant.

1.8       Code shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

1.9       Company shall have the meaning ascribed thereto in the preamble.

1.10     Covered Compensation shall mean the amount of compensation that the Administrator may in its discretion award as of a particular Grant Date to certain employees of,  or other individual service provider to, the Company or any of its Affiliates under the terms of the Plan to reward and retain those employees by means of Covered Compensation that vests over future service periods.

1.11     Covered Compensation Account shall mean a notional account that tracks a Participant’s Covered Compensation with respect to a particular Grant Date, as adjusted by earnings, gains and losses of the Investment Funds in which such Covered Compensation is deemed to be invested in accordance with the terms of the Plan, if applicable.

1.12     Covered Compensation Award shall mean any award of Covered Compensation to a Participant granted under this Plan.

1.13     Disability shall mean at any time the Company or any of its Affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided,  however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if the Participant qualified for such disability benefits, would provide coverage for the longest period of time.  The determination of whether a Participant has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan.  At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean a Participant’s inability to perform, with or without reasonable accommodation, the essential functions of his or her position hereunder for a total of three (3) months during any six (6) month period as a result of incapacity due to mental or physical illness .

1.14     Grant Date shall mean the date on which the Administrator grants Covered Compensation to an employee of, or service provider to, the Company or any of its Affiliates under the terms of the Plan.

1.15     Investment Fund shall mean the investment funds designated on Appendix A or otherwise identified by the Administrator, provided, however, that, notwithstanding the terms of any Award Agreement to the contrary, the Administrator shall have the right in its discretion to change the Investment Funds at any time.

1.16     Merger shall mean the transactions contemplated by that certain Agreement and Plan of Merger dated as of November 25, 2018 by and among TLP Finance Holdings, LLC, TLP Acquisition Holdings, LLC, TLP Merger Sub, LLC, TransMontaigne Partners L.P., TransMontaigne GP L.L.C. and TLP Equity Holdings, LLC, as may be amended, modified or supplemented from time to time.

1.17     Participant shall mean an employee of or other individual service provider to the Company or one of its Affiliates, with respect to whom the Administrator has awarded Covered Compensation under the Plan.

1.18     Plan shall have the meaning ascribed thereto in the preamble.

1.19     Proprietary Information shall mean, with respect to any Participant, any information that may have intrinsic value to the Company,  the Company’s Affiliates, the Company’s customers or other parties with which the Company has a relationship, or that may provide the Company with a competitive advantage, including, without limitation, any trade secrets, inventions (whether or not patentable); formulas; flow charts; computer programs, access codes or other systems information; algorithms, technology and business processes; business, product, or marketing plans; sales and other forecasts; financial information; customer lists or other intellectual property; information relating to compensation and benefits; and public information that becomes proprietary as a result of the Company’s compilation of that information for use in its business; provided that such Proprietary Information does not include any information which is, or has become, publicly available other than as a result of the Participant’s action.  Proprietary Information may be in any medium or form including, without limitation, physical documents, computer files or discs, videotapes, audiotapes, and oral communications.

1.20     Retirement shall mean with respect to any Participant, the attainment of the earliest of (a) age sixty (60), (b) age fifty-five (55) and ten (10) years of service as an officer of the Company or any Affiliate of the Company, or (c) age fifty (50) and twenty (20) years of service with the Company or any Affiliate of the Company as an employee.  A Participant’s status as an officer shall be determined as of the Grant Date of the relevant Covered Compensation Award hereunder.  Years of service shall be determined based on the number of full years that the individual has served as an officer or employee of the Company or any Affiliate of the Company, measured by anniversaries of the date that the individual commenced employment with the Company or any Affiliate of the Company, as indicated on the Participant’s personnel records, which shall include, without limitation, prior years of service with Coastal Fuels Marketing, Inc.; Radcliff/Economy Services, Inc.; Louis Dreyfus Energy Corp; El Paso CGP Company; and TransMontaigne Inc., and its subsidiaries.

1.21     Termination of Employment shall mean a “separation from service” as that term is defined in Code Section 409A(a)(2)(A)(i) and Treas. Regs. Section 1.409A-1(h), and as amplified by any other official guidance, with respect to a Participant’s employment or other service with the Company and its Affiliates.

1.22     Trading Day shall mean each day that the New York Stock Exchange Inc. or its successor is open for the trading of securities listed on such exchange.

1.23     Unauthorized Comments shall mean comments made by a Participant, directly or indirectly, which contain or involve any negative, derogatory or disparaging comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns, directly or indirectly, the Company or any Affiliate of the Company, its business or operations or any Affiliate’s business or operations, or any of it or any Affiliate’s current or former agents, employees, officers or directors.

ARTICLE 2

Awards of Covered Compensation

2.1       Awards.  The Administrator may grant Covered Compensation Awards to Participants pursuant to and subject to the terms and conditions of the Plan.  The recipients and amounts of any Covered Compensation Awards shall be determined by the Administrator.  The Administrator shall determine the terms and conditions of each Covered Compensation Award, and shall set forth such terms and conditions in an applicable Award Agreement, provided that any Awards granted prior to the Amendment Effective Date will be covered by the terms of this Plan, subject to vesting provisions addressed in Section 4.2, which will be covered by the Original Plan.

ARTICLE 3

Deemed Investment of Covered Compensation

3.1       Investments.

(a)        Unless otherwise expressly set forth in an Award Agreement, Awards of Covered Compensation shall be eligible to accrue investment returns as provided in this Article 3.  The amount that is ultimately payable to the Participant with respect to Covered Compensation shall be the amount notionally credited to such Participant’s vested Covered Compensation Account as if such Covered Compensation Account had been invested in some or all of the Investment Funds.  The Administrator shall have the authority, in its sole discretion, with or without notice, to add, change or eliminate one or more of the Investment Funds at any time by written action.

(b)        Subject to the discretion of the Administrator, it is generally anticipated that all or a portion of each grant of Covered Compensation to each Participant will be designated on the applicable Grant Date as being deemed to be invested in one of more of the Investment Funds.  To the extent that the Board or the Administrator does not designate a specific Investment Fund with respect to all or any portion of a grant of Covered Compensation as of the applicable Grant Date (the “Undesignated Portion”), in accordance with any additional rules, procedures or options that the Administrator may establish, the Administrator may permit each Participant to recommend that such Undesignated Portion be deemed to be invested in any one or more of the Investment Funds by submitting to the Company an Investment Direction in the form set forth at Appendix C within thirty (30) days after the applicable Grant Date, or such longer period as the Administrator may, in its discretion, allow.  If validly completed and timely received by the Company, such Investment Direction shall, if determined by the Company in its sole discretion to be put into effect, be effective as of the date of receipt by the Administrator, and shall remain in effect until such Covered Compensation vests and is paid or is forfeited in accordance with the Plan.  To the extent that the Administrator has not received a validly completed Investment Direction with respect to any Undesignated Portion of a Participant’s Covered Compensation Account or the Company determines in its sole discretion not to effectuate the recommendation in a validly completed, timely received Investment Direction, it shall deemed to be invested in such Investment Fund as may be selected by the Administrator from time to time.

(c)        Anything in the Plan to the contrary notwithstanding, and notwithstanding the election by any Participant to designate the Investment Funds in which all or a portion of such Participant’s Covered Compensation Account is deemed to be invested and the deemed allocation of such Participant’s Covered Compensation Account among such Investment Funds, the Company is under no obligation to segregate or otherwise set aside any property or assets with respect to such Participant’s Covered Compensation Account.

3.2       Investment Earnings or Losses.  Any notional amounts credited to a Participant’s Covered Compensation Account shall increase or decrease based on any increase or decrease in the value of the Investment Fund in which such amounts are deemed to be invested in accordance with Section 3.1.  In a manner consistent with the allocations described in Section

3.1, the notional investment earnings or losses under this Section 3.2 shall be credited to a Participant’s Covered Compensation Account, as determined in good faith by the Administrator.

3.3       Contribution of Notional Distributions.  The Covered Compensation Account of each Participant shall be credited with notional dividends and other notional distributions at the same time, in the same form, and in equivalent amounts as dividends and other distributions, if any, are payable from time to time with respect to the Investment Funds in which such Covered Compensation Account is deemed to be invested.  Any such notional dividends and other notional distributions shall be valued as of the date on which they are credited to a Participant’s Covered Compensation Account and reallocated to acquire additional interests in the Investment Funds in which such Covered Compensation Account is deemed to be invested.  If such notional dividends and other notional distributions are credited in a form other than common stock, common units or cash, the Administrator will determine their value in good faith and may treat such dividends and distributions as having been made in a like amount of cash.

3.4       Valuation of Participant’s Covered Compensation Account.  The value of a Participant’s Covered Compensation Account as of any time shall be determined based on the value of the underlying investments, which comprise the Investment Fund, in which such Covered Compensation Account is deemed to be invested as of such date.  The value of each deemed underlying investment that is publicly traded shall be determined based on the closing sales price for such investment as quoted or otherwise reported on the date of determination (or, if no closing sales price was reported on such date, on the last trading date such closing sales price was reported), as reported in The Wall Street Journal, or such other source as the Administrator deems reliable.

ARTICLE 4

Vesting and Payment of Covered Compensation

4.1       Vesting of Covered Compensation Account.   A  Participant’s Covered Compensation Account with respect to Covered Compensation awarded as of a particular Grant Date shall become vested in accordance with the terms set forth in the applicable Award Agreement.  Awards granted prior to the Amendment Effective Date shall become vested in accordance with the terms of the Original Plan, including applicable vesting acceleration provisions (and definitions with respect thereto, other than the definition for “Cause” which is updated herein).

4.2       Payment of Covered Compensation Account.  Unless otherwise set forth in an applicable Award Agreement, the vested portion of a Participant’s Covered Compensation Account will be paid within 60 days after the date it vests pursuant to the applicable Award Agreement, subject to any six-month delay of the payment required by Section 4.7 below.  Awards granted prior to the Amendment Effective Date shall be paid in accordance with the terms of the Original Plan.

4.3       Requirement to Sign Release.  Notwithstanding any provision of the Plan or any Award Agreement to the contrary, the Company’s obligation to make any payment to a Participant on account of the Participant’s Termination of Employment shall be subject (except in the case of death) to the Participant’s prior execution and delivery to the Company within fifty (50) days following such Participant’s Termination of Employment of a legal release substantially in the form of Appendix D attached hereto, which release becomes effective and irrevocable in its entirety within the time period specified in Appendix D.

4.4       Form of Payment.  The value of all or a portion of a Covered Compensation Account that is payable under the Plan shall be determined, in the discretion of the Administrator, either as of the last Trading Day of the month during which it vests or as of any earlier date as determined by the Administrator on or after the date on which it vests.  A Participant’s vested Covered Compensation Account shall be paid in cash or in kind, at the sole discretion of the Administrator, including based on the Investment Fund(s) in which the Participant’s Covered Compensation Account is deemed invested under the terms of the Plan.

4.5       Tax Withholding and Reporting.  The Company shall have the right to withhold all applicable taxes from any payment under the Plan, including any federal, state, local, and foreign income, employment or other taxes, and may require Participants to make arrangements to satisfy all applicable withholding requirements prior to any payment being made hereunder.

In addition, in its sole discretion, and pursuant to the provisions of Treasury Regulations Sections 1.409A-3(i)(2)(i) and 1.409A-3(j)(4)(vi), the Administrator may permit acceleration of the time or schedule of payment of any portion of a Participant's vested Covered Compensation Account solely to the extent as may be necessary to pay (i) the Federal Insurance Contributions Act (“FICA”) taxes imposed under Section 3101, 3121(a) and 3121(v)(2) of the Code (as applicable) with respect to a Participant’s vested Covered Compensation Account;  (ii) the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or non-U.S. tax laws as a result of the payment of the FICA tax; and (iii) the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes.  Notwithstanding the foregoing, the total accelerated distribution to a Participant under this Section 4.5 shall not exceed the aggregate amount of FICA taxes referred to in subsection (i) above, plus the income tax withholding related to the distribution in the amount of such FICA taxes.

4.6       Forfeiture of Covered Compensation Account(s).

(a)        With respect to any Covered Compensation Award, if the Participant has a Termination of Employment before the date an applicable portion of the Participant’s Covered Compensation Account(s) becomes vested as prescribed in the applicable Award Agreement (and such Termination of Employment does not result in the vesting of the Covered Compensation Award), the Participant shall automatically forfeit all unvested portions of his or her Covered Compensation Account(s) for no consideration.

(b)        With respect to any Covered Compensation Award, in addition to any other recovery the Company or any Affiliate of the Company may be entitled to as a matter of law or equity, a Participant shall automatically forfeit his or her Covered Compensation Account(s) pertaining thereto, including any portions thereof which may previously have become vested and paid to a  Participant pursuant to the Plan, for no consideration if the Plan Administrator shall determine that the Participant, (I) while employed with, or while provided service to, the Company or any Affiliate of the Company, (II) in the case of clauses (i), (ii), (iii), or (iv), below, at any time following Participant’s Termination of Employment with the Company or any Affiliate of the Company, and (III) in the case of clauses (vi), (vii) or (viii) below,  during the one (1) year period following Participant’s Termination of Employment with the Company or any Affiliate of the Company:

(i)         has misused Proprietary Information, or has otherwise failed to comply with his or her obligations with respect to the use of Proprietary Information in violation of Company policies pertaining thereto, including the Company’s Code of Conduct, as such policies may be amended from time to time;

(ii)       has made any Unauthorized Comments;

(iii)      has cooperated with any third party in litigation proceedings adverse to the Company or any Affiliate of the Company, except to any extent such cooperation was compelled by legal process or otherwise required by law;

(iv)       has refused to honor the Company’s request to cooperate or participate on behalf of the Company or any Affiliate of the Company in any litigation proceedings involving the Company or any Affiliate of the Company;

(v)        has been terminated for Cause;

(vi)       has violated Section 4.6(d)(i) of this Plan;

(vii)     has, directly or indirectly, solicited the employment, or hired any employee of the Company or any Affiliate of the Company, or induced any employee of the Company or any Affiliate of the Company to terminate his/her employment with the Company or any Affiliate of the Company; provided, however, that this provision shall apply only if such solicitation, hiring or inducement to terminate employment relates to an employee of the Company or any Affiliate of the Company having the status of Executive Director or higher, and further provided that this provision shall not apply if any such hiring, solicitation or inducement of the employee (A) is as a result of any general solicitation for employees (including through the use of employment agencies) not specifically directed at any such persons and such person responds to any such general solicitation; (B) if such employee approaches the Participant on an unsolicited basis; or (C) such solicitation occurs following cessation of such employee’s employment with the Company or any Affiliate of the

Company without any solicitation or encouragement from the Participant; or

(viii)    has, directly or indirectly, solicited or enticed away, or in any manner attempted to persuade any customer, or prospective customer of the Company or any Affiliate of the Company (A) to discontinue or diminish his, her or its relationship or prospective relationship with the Company or any Affiliate of the Company, or (B) to otherwise provide his, her or its business to any person, company, partnership or other business entity which is engaged in any line of business in which the Company or any Affiliate of the Company is engaged; provided, however, that this provision shall apply only to customers, or prospective customers, that Participant had contact with while working on an actual or prospective project or assignment during the 180 days preceding Participant’s Termination of Employment.

To the extent Participant is required to repay any amounts previously paid from his or her Covered Compensation Account pursuant to this Section 4.6(b), such Participant shall promptly repay such amounts in full to the Company in a lump sum in cash.

(c)        The Plan Administrator may require a Participant to provide the Plan Administrator with a written certification or other evidence that the Plan Administrator deems appropriate, in its sole discretion, that the Participant has not engaged in the conduct described in Section 4.5(b)(i) or (ii) above.

(d)        Each Participant accepting Covered Compensation shall be deemed to agree that during the Employee’s employment with the Company or any of its Affiliates (or provision of services with respect thereto if otherwise indicated in an agreement governing such services or similar) and for a period of one year thereafter and within a fifty (50) mile radius of any location where the Company or any Affiliate of the Company is actively engaged in the business of refined petroleum product (A) terminaling, (B) storage, (C) transportation, or (D) marketing of refined petroleum products or other fuels (collectively, the “Business”), or proposes to engage in the Business, on or prior to Participant’s Termination of Employment:

(i)         The Participant shall not, directly or indirectly, through one or more other persons or entities, engage in, or have any financial or other interests (whether as a principal, partner, shareholder, director, officer agent, employee, consultant or otherwise) (other than ownership of 1% or less of the outstanding stock of any corporation listed on the New York Stock Exchange, the American Stock Exchange or NASDAQ) in, or provide assistance to, any person, firm, corporation or business that engages in any activity which is the same as the Business;

(ii)       The Participant shall not solicit or attempt to solicit any of the Company’s or its Affiliates’ customers, clients, members, vendors, licensees, lessees, business partners or suppliers, or otherwise interfere with any business relationship or contract between the Company or any Affiliate of the Company and any of their customers, clients, members, vendors, licensees, lessees, business partners or suppliers; and

(iii)      The Participant shall not solicit, induce, recruit or encourage any of the Company’s or its Affiliates’ employees, independent contractors or consultants to terminate their relationship with the Company, or take away such employees, independent contractors or consultants, or attempt to solicit, induce, recruit, encourage or take away employees, independent contractors or consultants of the Company or its Affiliates.

Notwithstanding the foregoing, this Section 4.6(d) shall not apply to a Participant if the Participant has entered into a separate agreement with the Company or one of its Affiliates containing similar post-termination restrictive covenants (including both non-competition and non-solicitation covenants) that apply for a period of time that is different than one year following Participant’s Termination of Employment.

4.7       Section 409A and No Guarantee of Tax Consequences.  The Administrator shall delay the payment of any benefits payable under this Plan to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which a Participant would otherwise be entitled during the six (6) month period immediately following his or her separation from service will be paid on the first Business Day following the expiration of such six (6) month period.  Each payment or amount due to a Participant under this Plan shall be considered a separate payment, and a Participant’s entitlement to a series of payments under this Plan is to be treated as an entitlement to a series of separate payments.  This Plan is intended to comply with or otherwise be exempt from the provisions of Code Section 409A and shall be interpreted consistent with such intention, and the Company reserves the right (but shall have no obligation) to amend the Plan in its discretion in order to make the Plan comply with Code Section 409A.   None of the Board,  the Company, or any Affiliate of the Company,  makes any representation or guarantee that the benefits provided under the Plan will comply with Code Section 409A or that any particular federal, state, local or other tax treatment will (or will not) apply or be available to any Participant or other Person or makes any undertaking to prevent Code Section 409A from applying to the benefits provided under the Plan or to mitigate its effects on any deferrals or payments made under the Plan or assumes any liability with respect to any tax or associated liabilities to which any Participant or other Person may be subject.

ARTICLE 5

Amendment and Termination of Plan

5.1       Amendment, Suspension, and Early Termination.  The Administrator shall have the authority, in its discretion, to amend, alter, suspend, discontinue or terminate the Plan in any manner at any time for any reason or for no reason without the consent of any Participant.  The Administrator shall notify Participants of any amendment, suspension or early termination of the Plan as soon as administratively possible after such amendment, alteration, suspension, discontinuation or early termination.

5.2       Termination of the Plan.  The Plan shall terminate on the date when no Participant (or Beneficiary) has any right to or expectation of payment of benefits under the Plan.

ARTICLE 6

Administration

6.1       Administration.  The Administrator shall administer the Plan and interpret, construe and apply its provisions in accordance with its terms.  The Administrator shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan.  All decisions of the Administrator shall be final and binding, subject only to a determination otherwise by the Administrator.

6.2       Delegation of Authority.  To the extent permitted by applicable laws, the Board may delegate any or all of its powers under the Plan to one or more committees of the Board or to one or more officers of the Company. The Board may abolish any committee at any time or revoke any such delegation and re-vest in itself any previously delegated authority.

6.3       No Liability.  The Administrator shall not be liable for any determination, decision, or action made in good faith with respect to the Plan.  The Company will indemnify, defend and hold harmless the Administrator from and against any and all liabilities, costs, and expenses incurred by such person(s) as a result of any act, or omission, in connection with the performance of such person’s duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, gross misconduct, breach of fiduciary duty, failure to follow the lawful instructions of the Administrator or criminal acts of such persons.

ARTICLE 7

Conditions Related to Benefits

7.1       Nonassignability.  The compensation and benefits provided under the Plan may not be alienated, assigned, transferred, pledged, encumbered or hypothecated by any person, at any time, or to any person whatsoever.  Such amounts shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

7.2       No Right to Company Assets.  Covered Compensation paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.  The Plan shall not be deemed to confer any legal rights or benefits on a Participant until payment of Covered Compensation is authorized by the Administrator.

7.3       Trust.  At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of Covered Compensation under the Plan.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s and its Affiliates’ creditors.  Amounts paid to the Participant or the Participant's Beneficiary from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

ARTICLE 8

Miscellaneous

8.1       Successors of the Company.  The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

8.2       Employment or Other Service Not Guaranteed.  Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or for other service with the Company or any Affiliate of the Company, as amending or modifying any term or condition of a Participant’s written employment agreement with, or agreement governing the provision of services to, the Company or any Affiliate of the Company (if any such agreement is in effect, now or in the future) or as giving any Participant any right to continued employment with or other service to the Company or any Affiliate of the Company.

8.3       Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

8.4       Captions.  The captions of the Articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

8.5       Validity.  In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

8.6       Waiver of Breach.  The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach.

8.7       Notice.  Any notice or filing required or permitted to be given to the Company, the Participant or a Participant’s Beneficiary under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrator, and in the case of the Participant or a Participant’s Beneficiary, to the last known address of the Participant or a Participant’s Beneficiary indicated on the records of the Company.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

8.8       No Effect on Retirement or Other Benefits.  Except as specifically provided in a retirement or other benefit plan of the Company, or any Affiliate of the Company, amounts payable under the Plan shall not be deemed compensation for purposes of computing benefits or contributions under any other compensatory or retirement plan of the Company, or any Affiliate of the Company, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted by the Company under which the availability or amount of benefits is related to level of compensation, except as otherwise determined by the Administrator; provided, however, that nothing in this Section 8.8 or any other provision of the Plan shall be construed to prevent payments under the Plan from being treated as compensation under any 401(k) plan maintained by the Company or any Affiliate of the Company would otherwise treat payments under the Plan as compensation.

8.9       Applicable Law.  This Plan is to be construed in accordance with and governed by the internal laws of the State of Colorado without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Colorado to the rights and duties of the parties.

8.10     Dispute Resolution.  Each Participant accepting Covered Compensation shall be deemed to agree that this Section 8.10 shall be the exclusive means for resolving any dispute arising out of or relating to the Plan.  The Participant and the Company shall attempt in good faith to resolve any disputes arising out of or relating to the Plan by negotiation between individuals who have authority to settle the controversy.  Negotiations shall be commenced by either party by providing notice of a written statement of the party’s position (the “Initiating Notice”) and the name, title, mailing address, telephone number, and e-mail address of the individual who will represent the party.  Within fifteen (15) days of receipt of the Initiating Notice, the other party shall provide the initiating party a written statement of its position.  Within fifty (50) days of the exchange of written notifications, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute.  If the dispute has not been resolved by negotiation within ninety (90) days of the date of receipt of the Initiating Notice, the parties agree that any dispute or other matter in question of any kind arising out of or relating to the Plan shall be settled by binding, mandatory arbitration in Colorado to be conducted by a single, neutral arbitrator mutually acceptable to the parties in accordance with the American Arbitration Association's National Rules for Employment Disputes.  The parties shall have the right to conduct discovery which provides them with access to documents and witnesses that are essential to the dispute, as determined by the arbitrator.  The parties agree that the arbitrator shall have no authority to vary the terms of the Plan or to award any punitive, consequential, incidental, indirect or special damages, interest, fees or expenses.  The arbitrator's written award shall include the essential findings and conclusions upon which the award is based.  The decision of the arbitrator shall be final and may be enforced in any court of competent jurisdiction.  In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question.  The parties shall bear their own attorneys' fees and other costs arising under this Section 8.10 except as otherwise required by law, and shall share equally in the cost of the arbitrator.

8.11     Modification and Severability.  If any restriction set forth in this Plan is found by any court of competent jurisdiction, or an arbitrator appointed under the terms of this Plan, to be unenforceable because it is too broad, or extends for too long a period of time, or over too great a range of activities, or in too broad a geographic area, it shall be modified by the court or arbitrator and interpreted to extend only over the maximum scope, period of time, range of activities or geographic area as to which it may be enforceable.  If any provision of this Plan, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction, or an arbitrator appointed under the terms of this Plan, to be invalid, unenforceable, or void, the remainder of this Plan and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

TLP MANAGEMENT SERVICES LLC

AMENDED AND RESTATED SAVINGS AND RETENTION PLAN

APPENDIX A

Investment Funds

1.         Fixed Interest Fund.  Amounts deemed to be invested in this Fund with respect to a Participant will accrue interest at a fixed rate to be determined annually by the Administrator.  For all Covered Compensation Awards granted under the Plan, the interest rate may be set forth in the award.

2.         Dodge & Cox Income Fund.  Amounts deemed to be invested in this Fund with respect to a Participant will be treated as though invested in the Dodge & Cox Income Fund, which is an open-end fund incorporated in the USA.  The Fund’s objective is a high and stable rate of current income, consistent with long-term preservation of capital.  The Fund invests primarily in a diversified portfolio of high-quality bonds and other fixed-income securities, including US government obligations, mortgage and asset-backed securities and corporate bonds.

3.         Equity Index Fund.  Amounts deemed to be invested in this Fund with respect to a Participant will be treated as though invested in the SPDR Trust Series 1 (AMEX:  SPY) (which has an investment goal of tracking the performance of the Standard & Poors 500 Index), or such other equity index as the Administrator may from time to time select, and calculated based on the reported value of such index in The Wall Street Journal, or such other source as the Administrator deems reliable.

TLP MANAGEMENT SERVICES LLC

AMENDED AND RESTATED SAVINGS AND RETENTION PLAN

APPENDIX B

BENEFICIARY DESIGNATION FORM

Participant’s Name:

Spouse’s Name (if any):

Address:

In the event of my death prior to the payment of all or any portion of my Covered Compensation, and in lieu of disposing of my interest in the Covered Compensation by my will or the laws of intestate succession, I hereby designate the following persons as Primary Beneficiary(ies) and Contingent Beneficiary(ies) of my interest in the Covered Compensation (please attach additional sheets if necessary):

Primary Beneficiary(ies) (Select only one of the three alternatives)

	☐	(a) Individuals and/or Charities	% Share

1)	Name

Address

2)	Name

Address

3)	Name

Address

4)	Name

Address

	☐	(b) Residuary Testamentary Trust

In trust, to the trustee of the trust named as the beneficiary of the residue of my probate estate.

☐	(c) Living Trust

The		Trust, dated
	(print name of trust)	(fill in date trust was established)

Contingent Beneficiary(ies) (Select only one of the three alternatives)

	☐	(a) Individuals and/or Charities	% Share

1)	Name

Address

2)	Name

Address

3)	Name

Address

4)	Name

Address

	☐	(b) Residuary Testamentary Trust

In trust, to the trustee of the trust named as the beneficiary of the residue of my probate estate.

☐	(c) Living Trust

The		Trust, dated
	(print name of trust)	(fill in date trust was established)

Should all the individual Primary Beneficiary(ies) fail to survive me or if the trust named as the Primary Beneficiary does not exist at my death (or no will of mine containing a residuary trust is admitted to probate within six months of my death), the Contingent Beneficiary(ies) shall be entitled to my interest in the Covered Compensation in the shares indicated.  Should any individual beneficiary fail to survive me or a charity named as a beneficiary no longer exists at my death, such beneficiary’s share shall be divided among the remaining named Primary or Contingent Beneficiaries, as appropriate, in proportion to the percentage shares I have allocated to them.  This beneficiary designation is effective until I file another such designation with the Administrator and such designation is acknowledged by the Administrator during my lifetime.  Any previous beneficiary designations are hereby revoked.

Submitted by:	Accepted by:

☐ Participant ☐ Participant’s Spouse

By:
(Signature)
Its:

Date:	Date:

Spousal Consent (alternative to separate designation by spouse):

I hereby consent to the beneficiary designation contained herein and agree that the designation of beneficiaries provided herein shall apply to my community property interest in any Covered Compensation payable to my spouse in connection with his or her employment with the Company or any Affiliate of the Company.

(Signature of Spouse)

Date:

TLP MANAGEMENT SERVICES LLC

AMENDED AND RESTATED SAVINGS AND RETENTION PLAN

APPENDIX C

INVESTMENT DIRECTION

The undersigned Participant by execution and submittal to the Administrator of this Investment Direction form hereby recommends that the portions of Participant’s Covered Compensation Account in the Plan with respect to the [date of award] Grant Date be deemed to be invested in the Investment Fund(s) listed below in accordance with the percentages indicated opposite each Investment Fund(s).

INVESTMENT	Percentage

Fixed Interest Fund	%
Dodge & Cox Income Fund	%
Equity Index Fund	%
100%

Participant:

Signature:

Date:

C-1

TLP MANAGEMENT SERVICES LLC

AMENDED AND RESTATED SAVINGS AND RETENTION PLAN

APPENDIX D

LEGAL RELEASE

This Legal Release (the "Agreement") is executed by undersigned participant ("Participant") for the benefit of TLP Management Services LLC, its subsidiaries, affiliates and predecessors, and their respective officers, directors, employees, agents, equityholders, representatives and insurers (collectively "TransMontaigne" or the “Company”).  References herein to “you” and “your” and other similar references refer to the Participant.

1.         You acknowledge that you have read and understand the TLP Management Services LLC Amended and Restated Savings and Retention Plan (the “Plan”).

2.         You agree that you wish to receive the payment of the vested portion(s) of your Covered Compensation Account(s) described in the Plan (the "Vested Benefits"), that your decision to do so is entirely voluntary, that you have not been pressured into accepting the Vested Benefits and that you have enough information about the Vested Benefits to decide whether to sign this Agreement.  If, for any reason, you believe that your acceptance of the Vested Benefits is not entirely voluntary, or if you believe that you do not have enough information, then you should not sign this Agreement.

3.         You, for yourself, your heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of you, including, without limitation, your counsel (all of whom are collectively referred to as "Releasor"), hereby fully and forever release and discharge the Company and its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to Releasor due to any act or omission of such person or entity (all of whom are collectively referred to as "Releasees") of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys' fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Releasor, or any person acting under or on behalf of Releasor, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the date of execution and delivery of this Agreement to the Company, in any way relating to your employment with TLP Management Services LLC or any of its Affiliates, as that term is defined in the Plan,  including your separation from employment, if applicable, except your rights to the Vested Benefits provided pursuant to the Plan,  your vested rights, if any, in any Company-sponsored retirement savings plan, and your COBRA, unemployment compensation and workers compensation rights, if any. Such release is made without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under all federal, state or local laws that protect employees or service providers from discrimination in employment on the basis of sex, race, national origin, religion, disability and age, such as the

Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1987, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans With Disabilities Act, and the Family and Medical Leave Act, the Workers Adjustment and Retraining Notification Act (“WARN”); EXCEPT for the rights and obligations created by this Agreement.  You agree that you have had a full and fair opportunity to consult with an attorney of your choosing concerning the agreements and representations set forth in the previous sentence and all other provisions of this Agreement.

You understand and agree that by signing this Agreement you are giving up your right to bring any legal claim against the Company concerning, directly or indirectly, your employment relationship with the Company, including your separation from employment, if applicable.  You agree that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that you may have against the Company, except as specifically provided otherwise in this Agreement. You further agree that if you bring any kind of legal claim against the Company that you have released and discharged by signing this Agreement, then you will be in violation of this Agreement and must pay all legal fees and other costs and expenses incurred by the Company in defending against any such claim.

4.         You agree that the Vested Benefits that you are accepting by signing this Agreement have value to you, that you would not be entitled to the Vested Benefits without signing this Agreement, that you will receive the Vested Benefits in exchange for the benefit to TransMontaigne from your signing this Agreement, and that TransMontaigne will withhold from the Vested Benefits all applicable federal, state and local taxes.

5.         You agree that the only benefit you are to receive by signing this Agreement are the Vested Benefits, and that in signing this Agreement you did not rely on any information, oral or written, from anyone, including your supervisor, other than the information contained in the Plan.

6.         You represent that you have not previously assigned or transferred any of the legal rights and claims that you have given up by signing this Agreement, and you agree that this Agreement also binds all persons who might assert a legal right or claim on your behalf, such as your heirs, personal representatives and assigns, now and in the future.

7.         You agree that:  (a) this Agreement constitutes the entire agreement between you and TransMontaigne, without regard to any other oral or written information that you may have received about this Agreement;  (b) if any part of this Agreement is declared to be unenforceable, all other provisions of this Agreement shall remain enforceable; and (c) this Agreement shall be governed by federal law and by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

8.         You agree and acknowledge that you:  (i) understand the language used in this Agreement and the Agreement's legal effect; (ii) understand that by signing this Agreement you are giving up the right to sue the Company for age discrimination; (iii) will receive compensation under this Agreement to which you would not otherwise have been entitled without signing this

Agreement;  (iv) have been advised by the Company to consult with an attorney before signing this Agreement; and (v) were given no less than forty-five (45) calendar days to consider whether to sign this Agreement. During such forty-five (45) calendar day period, you, in considering whether to sign this Agreement, may wish to review the terms of the Vested Benefits set forth herein.

For a period of seven (7) calendar days after the signing of this Agreement,  you may, in your sole discretion, rescind this Agreement by delivering a written notice of revocation to the Company by delivering a written revocation statement to Michael A. Hammell, Executive Vice President, General Counsel and Secretary, at 1670 Broadway, Suite 3100, Denver, Colorado  80202. If you rescind this Agreement within seven (7) calendar days after the signing date, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement, nor the facts of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement.  If you do not rescind this Agreement within seven (7) calendar days after the signing date, this Agreement shall become final and binding and shall be irrevocable.

Acknowledgment

By signing below, you acknowledge that you have read and understand this Agreement and understand that it is a legally binding document that may affect your legal rights, and that you have been advised to consult a lawyer of your choosing before signing this Agreement and have had an opportunity to do so.

Signed:

Print name:

Date: